Exhibit 21

ORGANIZATIONAL CHART

	SAFETY INSURANCE GROUP, INC.
	100%		100%
	SAFETY INSURANCE COMPANY		SAFETY MANAGEMENT CORPORATION
100%	100%	100%	100%
SAFETY INDEMNITY INSURANCE COMPANY	SAFETY PROPERTY AND CASUALTY INSURANCE COMPANY	SAFETY NORTHEAST INSURANCE COMPANY	SAFETY ASSET MANAGEMENT CORPORATION